Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Monique Allaire,	Caton Lovett,
AVEO Pharmaceuticals, Inc.	Pure Communications
(617) 299-5810	(910) 232-7166

AVEO Reports First Quarter 2011 Accomplishments and Financial Results

CAMBRIDGE, Mass., April 28, 2011 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) today reviewed key first quarter accomplishments and reported consolidated financial results for the first quarter of 2011.

“AVEO began 2011 with significant momentum with the commencement of our collaboration with Astellas to develop and commercialize tivozanib outside of Asia, and this collaboration is off to a strong start,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “We also continue to increase the visibility and interest in tivozanib, as well as ficlatuzumab and our pipeline of monoclonal antibodies, through presentations at various medical and scientific meetings.”

Mr. Ha-Ngoc added, “We look forward to reviewing top-line data from TIVO-1, our pivotal Phase 3 trial for tivozanib, later this year. As an oncology trial with the primary endpoint of progression-free survival, the timeline for TIVO-1 is entirely dependent upon the accumulation of qualifying events. Based upon the current event-rate, we do not anticipate top-line TIVO-1 data until at least the fourth quarter of this year.”

First Quarter 2011 Key Accomplishments

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Strategic, worldwide collaboration agreement with Astellas to develop and commercialize tivozanib outside of Asia: In February, AVEO and Astellas Pharma, Inc. entered into a worldwide agreement to develop and commercialize tivozanib outside of Asia. Under the terms of the agreement, AVEO received $125 million in up-front payments from Astellas. AVEO is also eligible to receive approximately $1.3 billion in potential milestones comprised of $575 million in clinical and regulatory milestones, including $90 million in connection with regulatory filings and marketing approval in North America and Europe for tivozanib as a monotherapy in first-line renal cell carcinoma (RCC), as well as more than $780 million in commercial milestones. In addition to the ongoing Phase 3 TIVO-1 trial and Phase 1b combination studies of tivozanib, AVEO and Astellas will jointly conduct and fund the accelerated expansion of tivozanib clinical development into additional solid tumor types beyond RCC prior to top-line TIVO-1 data.

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Ongoing presentation of tivozanib clinical data: Data from AVEO’s ongoing tivozanib clinical trials were highlighted in multiple poster presentations at the American Society of Clinical Oncology 2011 Gastrointestinal Cancers (ASCO GI) Symposium and the American Society of Clinical Oncology 2011 Genitourinary Cancers (ASCO GU) Symposium. At ASCO GI, previously reported positive results from a Phase 1b study evaluating tivozanib in combination with FOLFOX6 in patients with advanced gastrointestinal cancers showed the combination was well-tolerated at the full recommended tivozanib dose and schedule and standard FOLFOX6 dose; and, partial responses in more than a third (35 percent) of patients evaluated (n=17) and disease control in 82 percent of patients. At ASCO GU, AVEO highlighted previously reported positive clinical data from its Phase 2 clinical trial evaluating tivozanib in patients with RCC and ongoing Phase 1b study in combination with temsirolimus (Torisel™) in patients with RCC, and presented an overview of the Phase 3 TIVO-1 trial design.

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Received USAN name for novel, internally discovered Anti-HGF/c-MET pathway antibody: In February, AVEO announced that the United States Adopted Names (USAN) Council, in consultation with the World Health Organization (WHO) International Nonproprietary Names Expert Committee, approved the use of the nonproprietary generic name “ficlatuzumab” for AV-299. Ficlatuzumab is currently being evaluated in a Phase 2 clinical trial in combination with gefitinib (Iressa™) versus gefitinib monotherapy in patients with non-small cell lung cancer.

First Quarter 2011 Financial Results

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Total collaboration revenues for the first quarter ended March 31, 2011 were $133.6 million compared with $10.9 million for the first quarter of 2010. The primary driver for the increase was revenue recognized in conjunction with AVEO’s collaboration agreement with Astellas.

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Research and development (R&D) expense for the first quarter of 2011 was $38.0 million compared with $22.6 million for the first quarter of 2010. The increase in R&D spending was primarily due to the expense of amounts due to Kyowa Hakka Kirin from the up-front license payment received from Astellas as well as an increase in clinical costs associated with ficlatuzumab, partially offset by reimbursable amounts under the cost sharing provisions of AVEO’s collaboration agreement with Astellas.

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General and administrative (G&A) expense for the first quarter of 2011 was $9.2 million compared with $2.8 million for the first quarter of 2010. The increase in G&A spending was primarily driven by non-recurring expenses for strategic, legal and financial advisors incurred in connection with AVEO’s collaboration agreement with Astellas, as well as an increase in personnel-related expenses.

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Net income for the first quarter of 2011 was $85.4 million, or basic and diluted earnings per share of $2.38 and $2.28, respectively, compared with a net loss of $14.4 million, or basic and diluted loss per share of $2.27, for the first quarter of 2010.

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AVEO ended the first quarter of 2011 with cash, cash equivalents and marketable securities of $232.6 million. This includes the up-front cash payment of $125 million received in connection with the Astellas collaboration, of which AVEO retained net proceeds of $97.6 million after payments to Kyowa Hakko Kirin and strategic, legal and financial advisors made in the second quarter of 2011, and reflects a $10.2 million payment to Merck for the purchase of ficlatuzumab inventory. AVEO recognized $1.1 million of the total $10.2 million as R&D expense in the first quarter of 2011, and the remaining $9.1 million is included in prepaid expenses and other current assets, which AVEO expects to recognize as R&D expense in the second quarter of 2011.

Financial Guidance

AVEO is maintaining its financial guidance and continues to expect to end 2011 with at least $125 million in cash, cash equivalents and marketable securities. AVEO continues to anticipate that this capital is sufficient to fund its operations through 2012.

Upcoming Activities

AVEO expects to present at the following investor conferences:

•	Deutsche Bank 36th Annual Health Care Conference, Boston, May 2-4, 2011

•	Jefferies 2011 Global Healthcare Conference, New York City, June 6-9, 2011

•	Goldman Sachs Global Healthcare Conference, Los Angeles, June 7-9, 2011

AVEO expects to present at the following oncology medical meeting:

•	American Society of Clinical Oncology (ASCO) 2011 Annual Meeting, Chicago, June 3-7, 2011

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call discussing the company’s first quarter 2011 accomplishments and financial results today at 10:00 a.m. (EDT). The call can be accessed by dialing 1-800-322-5044 (domestic) or 1-617-614-4927 (international) five minutes prior to the start of the call and providing the passcode 15157483. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 58456260. The replay of the call will be available for two weeks from the date of the live call.

A live, listen-only webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveopharma.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. The company’s lead product candidate, tivozanib, is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in patients with advanced renal cell carcinoma, as well as additional clinical studies in other solid tumor types. AVEO’s second most advanced product candidate, ficlatuzumab (AV-299), is a potent, functional anti-HGF/c-MET pathway antibody that is currently in Phase 2 clinical development. AVEO’s proprietary Human Response Platform™ is designed to offer the company a unique advantage in cancer drug development and has provided a discovery engine for multiple therapeutic targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the expected benefits of AVEO’s data publication strategy; the successful design and execution of AVEO’s clinical-stage programs; AVEO’s plans to expand and accelerate its clinical development plan for tivozanib in breast and colorectal cancer; tivozanib’s therapeutic and commercial potential; AVEO’s estimates for its 2011 financial performance (including its expected year-end cash balance) and AVEO’s estimates regarding its ability to fund its operations through 2012; the expected timing of TIVO-1 trial results and AVEO’s plans to leverage its Human Response Platform™. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: difficulties, delays and failures in AVEO’s ability to successfully research, develop and obtain and maintain regulatory approvals for tivozanib, ficlatuzumab and AVEO’s other product candidates; the possibility that AVEO will not obtain positive results in its Phase 3 clinical trial of tivozanib and/or that tivozanib will not achieve the regulatory approvals required for its successful commercialization either in the U.S. or abroad; potential delays in data availability from TIVO-1; AVEO’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s inability to raise substantial additional funds to achieve AVEO’s goals; adverse general economic and industry conditions; and those risks discussed in “Risk Factors” and elsewhere in AVEO’s Annual Report on Form 10-K for the period ended December 31, 2010, as amended, and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value amounts)

(unaudited)

	March 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$101,076	$45,791
Marketable securities	131,511	94,407
Accounts receivable	8,047	391
Prepaid expenses and other current assets	14,221	4,864

Total current assets	254,855	145,453

Property and equipment, net	4,479	4,532
Other assets	418	456
Restricted cash	704	607

Total assets	$260,456	$151,048

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,824	$9,247
Accrued expenses	36,812	10,121
Loans payable, net of discount	3,694	5,766
Deferred revenue	5,415	16,693
Deferred rent	239	266

Total current liabilities	57,984	42,093

Loans payable, net of current portion and discount	19,971	17,636
Deferred revenue, net of current portion	20,655	16,509
Deferred rent, net of current portion	523	553
Other liabilities	2,487	2,487

Stockholders’ equity :
Preferred Stock, $.001 par value: 5,000 shares authorized at March 31, 2011 and December 31, 2010, respectively; 0 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	—
Common stock, $.001 par value: 100,000 shares authorized at March 31, 2011 and December 31, 2010, respectively; 35,913 and 35,604 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	36	36
Additional paid-in capital	309,928	308,268
Accumulated other comprehensive income (loss)	20	(20)
Accumulated deficit	(151,148)	(236,514)

Total stockholders’ equity	158,836	71,770

Total liabilities and stockholders’ equity	$260,456	$151,048

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2011	2010
Collaboration revenue	$133,614	$10,881

Operating expenses:
Research and development	38,017	22,618
General and administrative	9,228	2,753

	47,245	25,371

Income (loss) from operations	86,369	(14,490)

Other income and expense:
Other income (expense), net	(56)	712
Interest expense	(1,012)	(607)
Interest income	65	7

Other income (expense), net	(1,003)	112

Net Income (loss)	$85,366	$(14,378)

Net income (loss) per share—basic	$2.38	$(2.27)

Weighted-average number of common shares used in net income (loss) per share—basic	35,781	6,340

Net income (loss) per share—diluted	$2.28	$(2.27)

Weighted-average number of common shares used in net income (loss) per share—diluted	37,483	6,340